EXHIBIT 16.1

April 4, 2007

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated April 4, 2007, of Le@P Technology, Inc. and are in agreement with the statements contained in the 2nd, 3rd and 4th paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Berkowitz Dick Pollack and Brant, LLP